Exhibit (a)(5)(C)

Employee FAQ

1.	What was announced?

•	We recently announced that Halozyme is acquiring Antares to create an industry-leading, drug delivery and specialty product company.

•	Both companies possess highly complementary science, products and capabilities, and, together, we will be able to offer even more opportunities for our team and benefits for patients.

2.	Who is Antares?

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Antares is a specialty pharmaceutical company headquartered in Ewing Township, New Jersey that combines drug and device development expertise with the direct promotion of three proprietary products and a proprietary auto injector delivery platform.

•	They have approximately 220 employees, with approximately 70 based in Minnesota, 30 in New Jersey and 120 field based.

•	Its products are designed to deliver meaningful advantages such as improved safety, efficacy, convenience and tolerability for enhanced patient comfort and adherence.

•	Antares and Halozyme have similar cultures and a shared mission to create innovative solutions that address patient needs and improve their treatment experiences.

3.	Why is Halozyme Therapeutics acquiring Antares? How does this fit into Halozyme’s strategy?

•	The addition of Antares accelerates Halozyme’s strategy to create a leading position in drug delivery, and extends our strategy to include specialty products.

•	The combination diversifies our revenue, a key strategic goal, and provides substantial financial growth potential.

•	Together, we will embark on Halozyme’s next chapter of accelerating financial growth, maximizing patient benefit, and enhancing value for all stakeholders.

4.	What does this mean for employees?

•	This transaction will create exciting opportunities for the combined company and thus for employees across both of our companies.

•	Together, we will be a drug delivery and specialty product leader, accelerating our strategy to drive long-term revenue growth.

•	We are optimistic that this transaction will create new and meaningful opportunities for employees’ development and career growth.

•	That said, until the transaction closes, it remains business as usual for all of us at Halozyme.

5.	How does this announcement impact day-to-day responsibilities?

•	Until the closing of the transaction, Halozyme and Antares will continue to operate separately, and it is business as usual for us.

•	Your role will not change as a result of this transaction, although we are optimistic about the opportunities that lie ahead for both of our teams once the transaction is complete.

•	For now, I encourage you all to remain focused on your day-to-day responsibilities and continue to deliver for our partners and their patients.

6.	When will the transaction be completed? What happens in the interim?

•	We anticipate the transaction will close in the first half of 2022.

•	In the meantime, Halozyme and Antares will continue to operate as separate companies.

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We know this is an exciting announcement, but we ask that you stay focused on your daily responsibilities and continue to deliver outstanding products and capabilities for our partners and their patients.

7.	What are the plans for integration? When does it begin? Who will lead it?

•	Today’s announcement is just the first step toward bringing our businesses together and we will be developing integration plans over the coming weeks.

•	We’ll make additional decisions as we advance our integration planning and will keep you informed when and as there are updates to share.

8.	How will employees be updated on the transaction and integration plans?

•	Today’s announcement is just the first step toward bringing our companies together.

•	We’ll make additional decisions as we advance our integration planning and will keep you informed when and as there are updates to share. Certainly, we will update at our regular All- Hands meeting.

9.	Will there be changes to the executive leadership team? Who will manage the combined business?

•	Helen will be the CEO of the combined company.

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Today’s announcement is just the first step toward bringing our companies together. We’ll make additional decisions as we advance our integration planning and will keep you informed when and as there are updates to share.

10.	Will there be any layoffs as a result of this? Changes to compensation and benefits?

•	The two companies’ businesses are complementary and have little operational overlap.

•	Instead, this acquisition unites two strong industry leaders with proven capabilities to create a combined company that is more than the sum of its parts.

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To fully realize this goal, our integration planning process will focus on maximizing the combined company’s talent and resources. Both companies are committed to a smooth transition and we will update you as the process progresses.

11.	What does this announcement mean for our business partners?

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We believe that Antares’ auto injector technology is complementary to our ENHANZE technology, potentially allowing the injection of larger volumes of certain drugs subcutaneously, or to obtain faster injections.

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Antares’ successful development and partnership of its technology platforms offers a widely licensable product suite that can be broadly applied across a spectrum of market segments representing tens of billions of dollars in estimated peak sales.

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This includes the potential for conversion to both high-viscosity and high-volume auto injector devices, supported by Halozyme’s extensive infrastructure and commercially validated ENHANZE platform technology.

12.	How soon can we interact with Antares employees?

•	Until the transaction closes, Halozyme and Antares will continue to operate separately, and we ask that you not connect with Antares employees unless you are asked to by your functional leader.

13.	Will our company mission and culture stay the same?

•	Halozyme remains committed to significantly improving patient experiences and potential outcomes through innovative and disruptive solutions.

•	Antares shares that mission.

14.	Where can I get additional information?

•	We will be holding a companywide town hall meeting today at 9:00 a.m. Pacific Time, where we look forward to answering your questions and discussing this announcement further.

•	We will also provide regular updates, including at our regular All-Hands meetings.

15.	Who can I contact if I have more questions?

•	Should you have any additional questions, please reach out to your functional leader.

•	It’s important to understand that we are only announcing the transaction today, and many of the details are still being finalized.

•	We will update you on our progress.

Forward-Looking Statements

This communication contains “forward-looking statements”. All statements, other than statements of historical fact, included herein, including without limitation those regarding our future product development and regulatory events and goals, product collaborations, our business intentions and financial estimates and anticipated results, are, or may be deemed to be, forward-looking statements. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “think,” “may,” “could,” “will,” “would,” “should,” “continue,” “potential,” “likely,” “opportunity,” “project” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this communication. Although Halozyme’s and Antares’ management each believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Halozyme and Antares, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, risks related to Halozyme’s and Antares’ ability to complete the proposed acquisition on the proposed terms or on the proposed timeline, including the receipt of required regulatory approvals, the possibility that competing offers will be made, other risks associated with executing proposed acquisition, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the proposed acquisition will not be realized, risks related to future opportunities and plans for the combined company, including uncertainty of the expected financial performance and results of the combined company following completion of the proposed acquisition, disruption from the proposed acquisition making it more difficult to conduct business as usual or to maintain relationships with customers, employees, manufacturers or suppliers, and the possibility that, if the combined company does not achieve the perceived benefits of the proposed acquisition as rapidly or to the extent anticipated by financial analysts or investors, the market price of Halozyme’s shares could decline, as well as other risks related Halozyme’s and Antares’ respective businesses, including the ability to grow sales and revenues from existing products and to develop, commercialize or market new products, competition, including potential generic competition, the uncertainties inherent in research and development, including future clinical data and analysis, regulatory obligations and oversight by regulatory authorities, such as the U.S. Food and Drug Administration, including decisions of such authorities regarding whether and when to approve any drug, device or biological application that may be filed for any product candidates as well as decisions regarding labelling and other matters that could affect the availability or commercial potential of any product candidates, the absence of a guarantee that any product candidates, if approved, will be commercially successful, Halozyme’s ability to execute its share repurchase program according to plan, Halozyme’s ability to benefit from external growth opportunities, to complete related transactions and/or obtain regulatory clearances, risks associated with Halozyme’s and Antares’ intellectual property and any related pending or future litigation and the ultimate outcome of such litigation, trends in exchange rates and prevailing interest rates, volatile economic and market conditions, cost containment initiatives and subsequent changes thereto, and the impact that COVID-19 will have on Halozyme and on Antares and their respective customers, suppliers, vendors, and other business partners, and the financial condition of any one of them, as well as on Halozyme’s and Antares’ employees and on the global economy as a whole. Any material effect of COVID-19 on any of the foregoing could also adversely impact Halozyme and Antares. This situation is changing rapidly and additional impacts may arise of which Halozyme and Antares are not currently aware and may exacerbate other previously identified risks. While the list of factors presented here is representative, no list should be considered a statement of all potential risks, uncertainties or assumptions that could have a material adverse effect on Halozyme’s consolidated financial condition or results of operations. The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in the public filings with the U.S. Securities and Exchange Commission (the “SEC”) made by Halozyme, including those listed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in Halozyme’s annual report on Form 10-K for the year ended December 31, 2021 and Antares’ annual report on Form 10-K for the year ended December 31, 2021. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, Halozyme and Antares do not undertake any obligation to update or revise any forward-looking information or statements. Investors are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication.

About the Offer

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that Halozyme and its acquisition subsidiary will file with the SEC, upon the commencement of the tender offer. At the time the tender offer is commenced, Halozyme and its acquisition subsidiary will file a tender offer statement on Schedule TO and thereafter Antares will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. ANTARES’ STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF ANTARES’ SHARES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.

The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of Antares’ stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Halozyme or Antares. Copies of the documents filed with the SEC by Antares will be available free of charge on Antares’ internet website at https://www.antarespharma.com/investors/sec-filings or by contacting Antares’ Investor Relations Department at +1 609-359-3016. Copies of the documents filed with the SEC by Halozyme will be available free of charge on Halozyme’s internet website at https://ir.halozyme.com or by contacting Halozyme’s Investor Relations Department at ir@halozyme.com.

Additional Information

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Halozyme files annual, quarterly and special reports and other information with the SEC and Antares files annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Halozyme and Antares at the SEC public reference room at 100 F. Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Halozyme’s and Antares’ filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.